UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 20, 2009

YINLIPS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52930	20-8057623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 3, Baiwangxin Hi-tech Industrial District 1, Nanshan District
Shenzhen, Guangdong, People’s Republic of China

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 755-2601-8046

Room 2929-31, NanGuang JieJia Building
No. 3037 Shen South-Mid Road, Futian District, Shenzhen, Guangdong, People’s Republic of China

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On July 20, 2009, Simon Zhang resigned as Chief Financial Officer of Yinlips Technology, Inc. (the “Company”) for personal reasons.  Mr. Zhang’s resignation was not a result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(c)           On July 20, 2009, the Company’s board of directors appointed Wang Xinggui, the Company’s Financial Controller, to serve as interim Chief Financial Officer of the Company.

Ms. Wang is 40 years old and has served as Financial Controller of the Company since August 2006. From November 1998 to July 2006, Ms. Wang served as Financial Controller of Jintianlong Enterprise (Shenzhen), Co., Ltd., a construction company. Mr. Wang received a diploma in Financial Management from Anhui Normal University in 1991.

There are no arrangements or understandings between Ms. Wang and any other persons pursuant to which Ms. Wang was selected as interim Chief Financial Officer.

There are no family relationships between Ms. Wang and any director or executive officer of the Company.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved execeeds $120,000, and in which Ms. Wang had or will have a director or indirect material interest.

There are no material plans, contracts or arrangements (whether or not written) to which Ms. Wang is a party or in which she participates that is entered into or material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YINLIPS TECHNOLOGY, INC.

Date: August 4, 2009	By:	/s/ Zhao Zifeng
Name: Zhao Zifeng
Title: Chief Executive Officer